Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-84573






                              Prospectus Supplement
                            Dated September 15, 2000

     The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated August 13, 1999:

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Allstate Life Insurance Company(1) is increased from $2,750,000 to $4,250,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Goldman, Sachs & Co.(2) is increased from $800,000 to $1,250,000.





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(1)    Allstate Life Insurance Company is the owner of 30,500 shares of
Interpublic's common stock.

(2) Goldman, Sachs & Co. was an initial purchaser of the 1.87% Convertible Subordinated Notes due 2006 when the notes were originally sold in a private placement.